UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 23, 2023

EyePoint Pharmaceuticals, Inc.

(Exact name of Registrant as Specified in Its Charter)

Delaware	000-51122	26-2774444
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

480 Pleasant Street
Watertown, Massachusetts		02472
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s Telephone Number, Including Area Code: (617) 926-5000

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.001	EYPT	The Nasdaq Global Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.

On January 23, 2023, EyePoint Pharmaceuticals, Inc. (the “Company”) and V.E. Properties IX, LLC (the “Landlord”) entered into a lease agreement (the “Lease”) relating to the lease by the Company of a to-be-constructed build-to-suit stand-alone commercial manufacturing facility, which will contain approximately 40,000 rentable square feet of space and will be located at 600 Commerce Park Drive, Northbridge, MA, 01534 (the “Premises”). The new facility will be constructed and managed by the Landlord. The Lease specifies that the Landlord will form a condominium structure and will assign the Lease to a separate legal entity within approximately 3 months of execution of the Lease. The Company has retained the right to review and comment on the condominium documents prior to recording. The Landlord is expected to perform the base building work and build out of the Premises subject to certain remedies if the Landlord fails to substantially complete such work in accordance with an agreed upon schedule, including termination of the Lease if the Premises is not substantially completed by December 31, 2024. The Company retains the right to take over construction responsibilities in the event the Landlord stops work for 15 consecutive days at any point during construction (subject to reimbursement by the Landlord for any out of pocket costs incurred to complete the Landlord’s work through rent offsets).

The term of the Lease is currently estimated to commence in the second half of 2024, when construction of the Premises has been completed (the “Lease Commencement Date”). Upon the Lease Commencement Date, the Lease will have an initial term of 15 years and four months (the “Initial Term”). The Company has two options (each, an “Option Term”) to extend the term of the Lease, for either five years or ten years, on the same terms, covenants and conditions, except that the minimum rent during an Option Term shall equal 95% of fair market rent. Each Option Term may be elected at the Company’s option with notice at least 9 months prior to the end of the Initial Term or the current option period (if applicable).

The Company’s obligation to pay base rent will begin four months following the Lease Commencement Date (the “Rent Commencement Date”). The aggregate base rent due over the Initial Term is approximately $41 million. Under the Lease, the Company will pay, beginning on the Rent Commencement Date, an approximate annual base rent of $2,440,000, or $61.00 per rentable square foot, in equal monthly installments. The annual base rent will escalate at $1 per rentable square foot for the Initial Term of the Lease up to a maximum annual base rent of approximately $3,000,000, or $75.00 per rentable square foot, for the final year of the Initial Term. The Company will also be required to pay its proportionate share of certain operating costs and property taxes applicable to the Premises.

The Company has the right to expand the Premises by not greater than 20,000 rentable square feet upon notice to the Landlord. If the Landlord receives notice of such expansion within five years of the expiration of the Initial Term, then the Term will be extended by five years.

The foregoing description of the Lease does not purport to be complete and is subject to, and qualified in its entirety by reference to, the full text of the Lease, which will be filed as an exhibit to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2022.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth in Item 1.01 above is incorporated by reference herein.

Item 8.01 Other Events.

On January 23, 2023, the Company issued a press release announcing entry into the Lease. The full text of the press release is attached hereto as Exhibit 99.1 and incorporated by reference herein.

Cautionary Note on Forward-Looking Statements

This report and the accompanying press release contain forward-looking statements, including, but not limited to, statements related to the Lease Commencement Date and completion of construction of the Premises. These forward-looking statements are based on the Company's current expectations and inherently involve significant risks and uncertainties. The Company's actual results and the timing of events could differ materially from those anticipated in such forward-looking statements as a result of these risks and uncertainties, which include, without limitation, risks, uncertainties and contingencies related to the construction of the Premises. A further description of the risks and uncertainties relating to the business of the Company is contained in the Company's most recent annual report on Form 10-K and the Company's quarterly reports on Form 10-Q, as well as any amendments thereto reflected in subsequent filings with the SEC. The Company undertakes no duty or obligation to update any forward-looking statements contained in this report as a result of new information, future events or changes in its expectations.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description
99.1	Press Release of EyePoint Pharmaceuticals, Inc. dated January 23, 2023
104	Cover Page Interactive Data File (embedded within the inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EYEPOINT PHARMACEUTICALS, INC.

Date:	January 23, 2023	By:	/s/ George O. Elston
George O. Elston Chief Financial Officer